 EXHIBIT 99.1

News Release dated April 22, 2015

New Western Energy Signs LOI to Acquire 100% Interest in Osage County Oil & Gas Project

IRVINE, Calif., April 22, 2015 (GLOBE NEWSWIRE) -- New Western Energy Corp. (OTCQB:NWTR), an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas and other minerals in North America, today announced that it has signed an LOI to acquire one hundred percent (100%) interest in Osage County Oil & Gas Project. The Project consists of approximately 2,650 acres with fourteen (14) producing wells and eight (8) salt water disposal wells. Six (6) of the producing wells are horizontal and eight (8) wells are vertical. These wells produce from the Mississippi lime zone, Chattanooga shale, Layton sand, and Bartlesville sand formations.

Based on recent data, production from the Project was approximately 82 bbl per day and 200 mcf per day. New Western strongly believes that it can enhance existing production by cleaning out the horizontal laterals, making significant improvement in well maintenance, and by identifying numerous offsetting drilling locations.

New Western will be conducting due diligence which it expects to complete within the next 30 to 45 days. The tentative date of closing is May 30, 2015 subject to and conditioned upon availability of favorable financing.

"Our preliminary review on Osage County Oil & Gas Project is extremely positive as there is significant upside to increase current production and several additional opportunities to bring other existing wells to production," said Javan Khazali, President and CEO of New Western Energy Corporation. "We look forward to completing our due diligence in the next few weeks and to begin implementation of our production plan and preventive well maintenance program, which should have a positive impact on production and cash flow within the first six months of taking over the operations," he added.

About New Western Energy Corp.

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT: Javan Khazali

(949) 435-0977

info@newwesternenergy.com

Source: New Western Energy Corp.

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